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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-1 (Registration No. 333-117487) of our report dated March 2, 2004 (except for the fifth paragraph of such report, Note 9, and the last paragraph of Note 12, as to which the date is July 6, 2004,) relating to the consolidated financial statements of Artemis International Solutions Corporation for each of the years in the three-year period ended December 31, 2003, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  SQUAR, MILNER, REEHL AND WILLIAMSON, LLP

Newport Beach, California
October 18, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM